EXHIBIT 4.7

UNRESTRICTED GLOBAL NOTE

THE COMPANY MAY SUBSEQUENTLY ISSUE NOTES THAT ARE IDENTICAL IN ALL MATERIAL RESPECTS TO THIS NOTE BUT HAVE ORIGINAL ISSUE DISCOUNT. IN SUCH CASE, THE HOLDER OF THIS NOTE WILL BE DEEMED TO HAVE EXCHANGED A PORTION OF ITS NOTES OF THE COMPANY FOR SUCH NEWLY ISSUED NOTES WITH ORIGINAL ISSUE DISCOUNT. THE AGGREGATE PRINCIPAL AMOUNT OF NOTES OWNED BY SUCH HOLDER, HOWEVER, WILL NOT CHANGE AS A RESULT OF SUCH DEEMED EXCHANGE. WITH RESPECT TO SUCH NEWLY ISSUED NOTES WITH ORIGINAL ISSUE DISCOUNT, A HOLDER MAY OBTAIN THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, THE ISSUE PRICE AND THE YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST TO THE COMPANY.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No.: 19259W AA 5

COINMACH SERVICE CORP.

11% SENIOR SECURED NOTE DUE 2024

$112,566,664.62

COINMACH SERVICE CORP., a Delaware corporation (the “Company,” which term includes any successor entity), for value received promises to pay to THE BANK OF NEW YORK, as custodian, or registered assigns, the principal sum of $112,566,664.62 Dollars on December 1, 2024.

Interest Payment Dates: March 1, June 1, September 1 and December 1.

Record Dates: February 25, May 25, August 25 and November 25.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

     IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers and a facsimile of its corporate seal to be affixed hereto or imprinted hereon.

COINMACH SERVICE CORP.

By:	/s/ Robert M. Doyle

	Name:	Robert M. Doyle
	Title:	Chief Financial Officer, Senior
Vice President, Secretary and
Treasurer

Dated: November 24, 2004

Certificate of Authentication

This is one of the 11% Senior Secured Notes due 2024 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:	/s/ Julie Salovitch-Miller

	Name:	Julie Salovitch-Miller
	Title:	Vice President

Dated: November 24, 2004

(REVERSE OF UNRESTRICTED NOTE)

11% Senior Secured Note due 2024

     1. Interest. COINMACH SERVICE CORP., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest on the Notes will accrue from the most recent date on which interest has been paid on this Note or if no interest has been paid, from November 24, 2004. The Company will pay interest quarterly in arrears on each Interest Payment Date, commencing March 1, 2005. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     2. Method of Payment. The Company shall pay interest on the Notes to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). However, the Company may pay principal and interest by its check payable in such U.S. Legal Tender. The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

     3. Paying Agent and Registrar. Initially, The Bank of New York (the “Trustee”) will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders.

     4. Indenture. The Company issued the Notes and Laundry Corp. issued its Subsidiary Guarantee under an Indenture, dated as of November 24, 2004 (the “Indenture”), between the Company, the Subsidiary Guarantors, party thereto from time to time, the Trustee and the Collateral Agent. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date on which the Indenture is qualified under the TIA. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them. The Notes are general secured obligations of the Company. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

     5. Optional Redemption; Sinking Fund.

     (a) Make-Whole Redemption. At any time prior to December 1, 2009, the Company may, at its option, redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at a Redemption Price equal to the sum of the present values of the Redemption Price of such Notes at the first optional Redemption Date described below and all required interest payments, excluding accrued but unpaid interest, due on such Notes through such first optional Redemption Date, discounted to the date of such redemption on a quarterly basis, assuming 360-

day years consisting of twelve 30-day months, at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

     (b) Redemption at Scheduled Prices. On or after December 1, 2009, the Company may, at its option, redeem all or part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the Redemption Prices, expressed as percentages of principal amount set forth below plus accrued and unpaid interest, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2009	105.500%
2010	103.667%
2011	101.833%
2012 and thereafter	100.000%

     (c) Tax Redemption. At any time, the Company may, at its option, redeem all, but not part, of the Notes, upon not less than 30 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the Redemption Date if, for U.S. federal income tax purposes, the Company is not, or would not be, permitted to deduct the interest payable on the Notes from its income.

     (d) Sinking Fund. As a mandatory sinking fund (the “Sinking Fund”), the Company will redeem on December 1 of each of the years 2016 to 2019, inclusive, Notes in an aggregate principal amount equal to 10% of the aggregate principal amount of the Notes originally issued under the Indenture at a Redemption Price equal to 100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest to the Redemption Date. The Company may, at its option, credit against the aggregate principal amount of the Notes to be redeemed in connection with any Sinking Fund redemption (to the extent not previously credited) the aggregate principal amount of Notes:

(i)	previously or contemporaneously redeemed by it pursuant to the provisions described under paragraph (a), (b) or (c) (or previously or contemporaneously called for redemption pursuant to such provisions so long as the Redemption Price therefore shall have been deposited in trust for that purpose in accordance with the Indenture); and

(ii)	previously or contemporaneously acquired by it (and delivered to the Trustee for cancellation), whether by privately negotiated transactions, by way of tender offers (including Change of Control Offers and Net Proceeds Offers) or otherwise, in either case described in clauses (i) and (ii) above other than through mandatory Sinking Fund redemptions; provided, however, that the Company may only credit purchases of separate notes pursuant to clause (ii) above to the extent that, as of the Business Day immediately preceding the date on which a Sinking Fund redemption is required, such purchases did not result in the aggregate principal amount of Notes underlying IDSs exceeding 90% of the aggregate principal amount of all Notes outstanding on such date.

     6. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address.

     Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, the Notes called for redemption will cease to bear interest from and after such Redemption Date and the only right of the Holders of such Notes will be to receive payment of the Redemption Price plus accrued interest, if any.

     7. Offers to Purchase. Sections 4.15 and 4.16 of the Indenture provide that, after certain Asset Sales (as defined in the Indenture) and upon the occurrence of a Change of Control (as defined in the Indenture), and subject to further limitations contained therein, the Company will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

     8. Transfer; Exchange. The Notes are in registered form without coupons. A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

     9. Persons Deemed Owners. The registered Holder of a Note shall be treated as the owner of it for all purposes.

     10. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company. After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

     11. Discharge Prior to Redemption or Maturity. If the Company at any time deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or maturity and complies with the other provisions of the Indenture relating thereto, the Company will be discharged from certain provisions of the Indenture, the Notes and the Collateral Agreements (including certain covenants, but excluding its obligation to pay the principal of and interest on the Notes).

     12. Amendment; Supplement; Waiver. Subject to certain exceptions, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture, the Notes or the Subsidiary Guarantees to, among other things, cure any ambiguity, defect or inconsistency, provide for certificated Notes or Subsidiary Guarantees in addition to or in place of uncertificated Notes or Subsidiary Guarantees, or comply with Article Five of the Indenture or make any other change that does not adversely affect in any material respect the rights of any Holder of a Note.

     13. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Indebtedness or Liens, make payments in respect of its Capital Stock or certain Indebtedness, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Restricted Subsidiaries, merge or consolidate with any other Person, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation. Such limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

     14. Successors. When a successor assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes, the Subsidiary Guarantees, the Collateral Agreements, if applicable, and the Indenture, the predecessor will be released from those obligations.

     15. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding may declare all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity reasonably satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

     16. Trustee and Collateral Agent Dealings with Company. Each of the Trustee and the Collateral Agent under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee or the Collateral Agent.

     17. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder, as such, of the Company shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration of this Note.

     18. Subsidiary Guarantees. Payment of principal and interest (including interest on overdue principal and overdue interest, if lawful) is unconditionally guaranteed, jointly and severally, by each of the Subsidiary Guarantors.

     19. Authentication. This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

     20. Governing Law. The Laws of the State of New York shall govern this Note, the Subsidiary Guarantees and the Indenture, without regard to principles of conflict of laws.

     21. Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

     22. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture. Requests may be made to: Coinmach Service Corp., 303 Sunnyside Blvd., Suite 70, Plainview, New York 11803, Attn: Chief Executive Officer.

ASSIGNMENT FORM

If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and
social security or tax ID number of assignee)

and irrevocably appoint                                                                                                                                                                                           agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:

(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:

[OPTION OF HOLDER TO ELECT PURCHASE]

If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, check the appropriate box:

Section 4.15 [ ]
Section 4.16 [ ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$____________________________

Dated:

	NOTICE:	The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by the endorser’s bank or broker.

Signature Guarantee:___________________________